[FAGEN, INC. LOGO]		501 West Hwy. 212, P.O. Box 159
	www.fageninc.com	Granite Falls, MN 56241
320-564-3324
320-564-3278 fax

* Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

February 1, 2007

Prairie Creek Ethanol, LLC
Attention: Brad Davis
c/o Corn LP
1303 Highway 3 East
Goldfield, IA 50542

Re: Prairie Creek Ethanol, LLC Ethanol Project

Dear Brad:

This letter of intent will confirm our discussions regarding the proposed terms and conditions under which Fagen, Inc. (“Fagen”) will enter into exclusive negotiations with Prairie Creek Ethanol, LLC (“Owner”) to implement the transaction described in Paragraph 1 below (the “Transaction”). (Fagen and Owner are referred to herein individually as a “Party” and collectively as the “Parties”). This letter will constitute a letter of intent between us (the “Letter of Intent”) if this letter is executed and returned by you within thirty (30) days of the date hereof.

The Parties agree to effect the Transaction subject only to the execution and delivery (in each case in a form satisfactory to Fagen) of a definitive Design-Build Agreement and other ancillary instruments and agreements (the “Transaction Documents”). The Parties agree that Transaction Documents must be executed and delivered by the parties thereto no later than December 31, 2007 (the “Closing Date”) or this Letter of Intent will terminate by its terms in accordance with Paragraph 11(a) hereof.

1.	The Transaction. The Parties agree that the Transaction will consist of the following:

(a)
Fagen agrees to provide Owner with those services as described in this Letter of Intent which are necessary for Owner to develop a detailed description of a one hundred (100) million gallons per year (“MGY”) dry grind ethanol production facility located at Wesley, Iowa (the “Plant”) and to establish a price for which Fagen would provide design, engineering, procurement of equipment and construction services for the Plant. The description of the Plant will be sufficiently detailed to permit an analysis of the Owner’s lump-sum cost to develop the Plant and to develop an economic pro forma sufficient to determine if the Plant can be financed.

Prairie Creek Ethanol, LLC
Letter of Intent
January 31, 2007
Page 2 of 14

(b)
Fagen will also provide Owner with assistance in evaluating, from both a technical and business perspective, Owner’s organizational options, the appropriate location of the Plant, and business plan development. Fagen will assume no risk or liability of representation or advice to Owner by assisting in evaluating the above and all decisions made regarding feasibility, financing, and business risks are the Owner’s sole responsibility and liability. Owner acknowledges that Fagen has no control over cost of labor, materials, equipment, or services furnished by others, over other contractors’ methods of determining prices, or other competitive bidding or market conditions. Fagen’s estimates of project construction cost will be made on the basis of its experience and qualifications and will represent Fagen’s best judgment as experienced and qualified professionals familiar with the construction industry. Fagen does not guarantee that proposals, bids, or actual construction cost will not vary from its estimates of project cost and Owner acknowledges the same.

(c)	Fagen will also provide Owner with conceptual design and technical information required to support Owner’s application for a construction air permit prior to the commencement of Plant Construction.

(d)
If Owner determines that the Plant is economically feasible and desires to proceed with the development of the Plant, then Owner agrees to enter into a Lump Sum Design-Build contract with Fagen for the design, procurement of equipment and construction of the Plant (the “Design-Build Agreement”).

(e)
Owner shall offer Fagen the right to invest in the project an amount up to $5.0 million as decided by Fagen. Such investment shall entitle Fagen to one seat on the board of directors. Except as set forth above, and unless otherwise specifically agreed between Fagen and Owner, such investment shall be offered on the same terms and conditions as all other investors.

(f)
Owner agrees that the Design-Build Agreement will be Fagen’s chosen form of Design-Build Agreement and will contain among other things, those terms and conditions set forth in the General Terms and Conditions section of this Letter of Intent.

2.
Contract Price. Owner shall pay Fagen One Hundred Twenty-eight Million Eighty-five Thousand One Hundred Ninety Dollars ($128,085,190.00) (the “Contract Price”) as full consideration to Fagen for complete performance of the services described in the Design-Build Agreement and all costs incurred in connection therewith.

Prairie Creek Ethanol, LLC
Letter of Intent
January 31, 2007
Page 3 of 14

(a)
The Contract Price shall not include any costs related to union labor or prevailing wage requirements. If any action by Owner, a change in Applicable Law, or a Governmental Authority (as those terms are defined in the Design-Build Agreement) acting pursuant to a change in Applicable Law, shall require Fagen to employ union labor or compensate labor at prevailing wages, the Contract Price shall be adjusted upwards to include any increased costs associated with such labor or wages. Such adjustment shall include, but not be limited to, increased labor, subcontractor, and material and equipment costs resulting from any union or prevailing wage requirement; provided, however, that if an option is made available to either employ union labor, or to compensate labor at prevailing wages, such option shall be at Fagen’s sole discretion and that if such option is executed by Owner without Fagen’s agreement, Fagen shall have the right to terminate this Letter of Intent or the Design-Build Agreement, as applicable, and receive compensation pursuant to Paragraph 4(c) hereof or the terms of the Design-Build Agreement, whichever is applicable.

(b)
If the Construction Cost Index published by Engineering News-Record Magazine (“CCI”) for the earlier of (i) the month in which a Notice to Proceed is given to Fagen or (ii) September 2007, is greater than 7887.62 (December 2006), the Contract Price shall be increased by a percentage amount equal to the percentage increase in CCI over such time period.

(c)
Due to rapidly accelerating costs of certain specialty materials required for Plant Construction, in addition to any adjustment provided for in Paragraph 2(b) hereof, Fagen shall also add a surcharge to the Contract Price of one half of one percent (0.50%) for each calendar month that has passed between December 2006 and the earlier of (i) the month in which a valid Notice to Proceed is given to Fagen or (ii) July 2007 (said calculation to include the month of July). By way of example, if a valid Notice to Proceed is given in July 2007 and the CCI has increased two percent (2%) over such period of time, the total adjustment to the Contract Price shall be two percent (2%) in accordance with Paragraph 2(b) plus one half of one percent (0.50%) for each of the seven months from December 2006 to the delivery of a valid Notice to Proceed in accordance with this paragraph, for a total adjustment of five and one half percent (5.5%).

3.	General Terms and Conditions. The consummation of the Transaction will be subject to the Design-Build Agreement containing the following conditions:

(a)	Fagen will have no responsibility for and will not perform any site preparation work. Owner’s site responsibilities will include, but will not be limited to:

i.	Obtaining land and legal authority to use the site for its intended purpose;

ii.	site grading including soil stabilization and the costs connected therewith;

iii.	final grading, seeding, and mulching;

iv.	site security, including any site fencing;

v.	procuring boundary and topographic surveys;

vi.	procuring soil borings and geotechnical reports;

Prairie Creek Ethanol, LLC
Letter of Intent
January 31, 2007
Page 4 of 14

vii.	obtaining all operating permits, including any fees, bonding, and required testing;

viii.	obtaining storm water runoff permit;

ix.	obtaining any necessary pollutant elimination discharge permit;

x.	obtaining a natural gas supply and service agreement and providing all gas piping to the use points, providing burner tip pressures as specified by Fagen, and supplying a digital flowmeter;

xi.
securing temporary and permanent electrical service, including all infrastructure design and installation for any line/service extensions, substation, primary feed and metering system, and on-site electrical distribution system up to and including the service transformers;

xii.	supplying a water source, storage, and water supply lines of appropriate quality and quantity;

xiii.
paying for a water pre-treatment system should the project require such a system, the cost of which is not included in the Contract Price, and which shall be provided by Fagen pursuant to a separate side-letter agreement executed by Owner and Fagen at Fagen’s standard time plus material rates during the relevant time period and at the relevant locale;

xiv.	providing wastewater discharge piping, septic tank and drainfield or connect to a municipal system as required for the sanitary sewer requirements of the Plant;

xv.	providing and maintain required ditches and permanent roads;

xvi.	constructing, furnishing, and equipping the administration building;

xvii.	providing maintenance and power equipment and spare parts;

xviii.	providing all rail design, engineering, and construction, including any railroad permits or approvals;

xix.	supplying drawings of rail system and administration building to Fagen; and

xx.
paying for the required fire protection system for the Plant (as defined by Fagen, and which includes but is not limited to all piping systems, instrumentation, controls, fire water process storage tank, deluge system, and other equipment areas as required by Fagen, applicable code, and Owner’s selected insurance requirements), the cost of which is not included in the Contract Price. Owner shall have all fire protection systems and equipment ordered within thirty (30) days of Fagen’s provision of all necessary specifications, as determined by Fagen. Any labor or materials provided by Fagen with respect to such system shall be provided at Fagen’s standard time plus material rates during the relevant time period and at the relevant locale.

(b)	[*]

* Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Prairie Creek Ethanol, LLC
Letter of Intent
January 31, 2007
Page 5 of 14

(c)	Fagen will provide reasonable assistance to Owner in obtaining Owner’s permits, approvals and licenses.

(d)
Owner will provide: surveys describing the property’s boundaries; geotechnical studies describing subsurface conditions; temporary and permanent easements, zoning and other requirements and encumbrances to enable Fagen to perform the work; a legal description of the site; as-built and record drawings of any existing structures; environmental studies, reports, and statements describing the environmental conditions, including hazardous conditions at the site.

(e)	Owner will be responsible for securing and executing all necessary real estate agreements to secure the site and is responsible for all costs incurred in obtaining those agreements.

(f)	Fagen may subcontract portions of the work.

(g)	Fagen will provide up to two (2) weeks of training for Owner’s employees and, if applicable, Owner’s Operator’s employees required for the operation and maintenance of the Plant.

(h)
Owner must obtain Financial Closing prior to the issuance of a Notice to Proceed, or if agreeable to Fagen, in its sole discretion, provide Fagen an acceptable Owner’s certificate containing terms and conditions satisfactory to Fagen.

(i)	Owner will pay all reasonable costs incurred by Fagen for frost removal so that winter construction can proceed. Such costs will be in addition to, and not included in, the Contract Price.

(j)
Fagen will utilize certain proprietary property and information of ICM, Inc., a Kansas corporation (“ICM”), in the design and construction of the project, and may incorporate proprietary property and information of ICM into the project. Owner’s use of the proprietary property and information of ICM shall be governed by the terms and provisions of a license agreement between Owner and ICM which shall be attached as an exhibit to the Design-Build Agreement. Owner will be responsible for negotiating any requested changes to the ICM license directly with ICM, not Fagen.

(k)
All drawings, specifications, calculations, data, notes and other materials and documents, including electronic data furnished by Fagen to Owner under the Design-Build Agreement (“Work Product”) will be instruments of service and Fagen will retain the ownership and property interests therein, including copyrights thereto.

Prairie Creek Ethanol, LLC
Letter of Intent
January 31, 2007
Page 6 of 14

(l)
Upon payment in full under the Design-Build Agreement, Fagen will grant Owner a limited license to the Work Product for use solely in connection with the operation, maintenance, and repair of the Plant. The limited license will not permit Owner to use the Work Product in connection with any expansion or enlargement of the Plant, however, nothing in the limited license granted to Owner is intended to limit Owner’s use of the Plant’s actual production capability as built.

(m)	[*]

(n)
“Substantial Completion” will be the date on which the Plant construction has been completed to a point that the Plant is ready to grind the first batch of corn for producing ethanol and begin operation for its intended use as a one hundred (100) MGY dry grind ethanol production facility. No production capacity is guaranteed on the Substantial Completion date, but the Plant is largely completed as of that date.

(o)	Substantial Completion will occur within Six Hundred Thirty-Five (635) days after the date of the Notice to Proceed.

(p)
Fagen will be entitled to an early completion bonus for each day that Substantial Completion occurs in advance of Five Hundred Forty-Five (545) days (“Early Completion Bonus”). The Early Completion Bonus is earned for achieving Substantial Completion early, but is not due until the final payment.

(q)
“Final Completion” will be achieved once Owner reasonably determines that: Substantial Completion has been achieved; any outstanding amounts owed by Fagen to Owner have been paid; remaining items of work have been completed; clean-up of the site has been completed; all permits required to have been obtained by Fagen have been obtained; certain information including an affidavit stating that there are no outstanding liens, a release from further compensation, consent to final payment, and a hard copy of the as-built plans (which will remain Work Product) has been provided to Owner; releases and waivers of all claims and liens from Fagen and subcontractors have been provided; and the Performance Tests have been successfully completed. Final Completion will occur no more than ninety (90) days after the actual Substantial Completion date. The 90-day period between Substantial Completion and Final Completion will be tied directly to actual Substantial Completion. By way of example, if Substantial Completion is achieved 10 days early, then the 90-day period to Final Completion would begin on that earlier date.

* Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Prairie Creek Ethanol, LLC
Letter of Intent
January 31, 2007
Page 7 of 14

(r)
Fagen will demonstrate certain performance guarantee criteria through performance testing performed following Substantial Completion but prior to Final Completion (“Performance Tests”). Air permit testing shall be done by a third party contractor retained by Owner.

(s)	Owner will take control of the Plant after completion and acceptance of the Performance Tests. The Performance Tests will be completed by Owner’s personnel under Fagen’s direction.

(t)	[*]

(u)	[*]

(v)
The warranty period for work completed pursuant to the Design-Build Agreement will extend for one year past Substantial Completion. The Warranty will not apply to defects caused by abuse, alterations, or failure to maintain the work by persons other than Fagen or anyone for whose acts Fagen may be liable. The warranty period will be extended one day for each day that such part of the work repaired under such warranty is malfunctioning or not in conformance with project requirements provided that Owner must report such non-conformance or malfunction within seven (7) days of the appearance of such non-conformance or malfunction.

(w)	[*]

(x)	Fagen will request payment and Owner will pay Fagen in accordance with the following procedures:

i.
Fagen will submit to Owner a request for payment (an “Application for Payment”) on or before the twenty-fifth (25th) day of each month following the acceptance of Notice to Proceed. Along with each Application for Payment, Fagen will submit to Owner signed lien waivers for the work included in the Application for Payment submitted for the immediately preceding pay period and for which payment has been received.

* Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Prairie Creek Ethanol, LLC
Letter of Intent
January 31, 2007
Page 8 of 14

ii.
The Application for Payment will constitute Fagen’s representation that the work has been performed consistent with the Transaction Documents and has progressed to the point indicated in the Application for Payment. No additional documentation will be provided to Owner in support of the Application for Payment. The work completed at the site and the comparison of the Application for Payment against the Schedule of Values shall provide sufficient substantiation to Owner of the accuracy of the Application for Payment. The Schedule of Values subdivides the work into its respective parts, includes values for all items comprising the work, and serves as the basis for the monthly progress payments.

iii.
The Application for Payment may request payment for equipment and materials not yet incorporated into the project only if Owner is reasonably satisfied that the materials and equipment are suitably stored at the site or elsewhere and are protected by suitable insurance. Upon payment, Owner will receive title to such equipment and materials.

iv.
Owner shall make payment within ten (10) days of receipt of the Application for Payment. Failure to make such payment will result in the accrual of interest at a rate of eighteen percent (18%) per annum commencing five (5) days after the payment is due. Failure to make such payment, except if due to appropriate withholding of payment due to a good faith dispute, entitles Fagen to stop work.

v.
If Owner wishes to dispute any portion of the Application for Payment, Owner must notify Fagen in writing at least five (5) days prior to the date payment is due. Such notice must state the specific amounts Owner intends to withhold, the reasons and contractual basis for withholding, and the specific measures Fagen must take to rectify Owner’s concerns. Regardless of a dispute as to a portion of the Application for Payment, Owner must pay all undisputed amounts by the payment due date.

vi.
Retainage on progress payments made pursuant to the Design-Build Agreement will be capped at five percent (5%) of the total price. Owner will retain ten percent (10%) of each payment up to a maximum of five percent (5%) of the total Contract Price. Once five percent (5%) of the total price has been retained, Owner will not retain any additional amounts from subsequent payments. Owner will release retainage, less the amount equal to the value of subcontractor lien waivers not yet obtained, upon completion of the Performance Tests.

vii.
Upon Final Completion, Fagen will deliver to Owner a request for final payment. Owner will make the final payment within thirty (30) days after the receipt of such request. Owner’s failure to make Final Payment will void any and all warranties, whether express or implied, provided by Fagen pursuant to the Design-Build Agreement.

(y)	Fagen will not be responsible for any hazardous condition encountered at the site and may stop work in an affected area until such hazardous condition is removed by Owner.

(z)
Fagen will not be responsible for differing site conditions including concealed or latent physical conditions or subsurface conditions and will be entitled to a price adjustment to the Contract Price to the extent that its cost and/or time of performance is adversely impacted by the differing site conditions.

Prairie Creek Ethanol, LLC
Letter of Intent
January 31, 2007
Page 9 of 14

(aa)
“Force Majeure Events” shall mean any cause or event beyond the reasonable control of, and without the fault or negligence of a Party claiming Force Majeure, including, without limitation, an emergency, floods, earthquakes, hurricanes, tornadoes, adverse weather conditions not reasonably anticipated or acts of God; sabotage; vandalism beyond that which could reasonably be prevented by a Party claiming Force Majeure; terrorism; war; riots; fire; explosion; blockades; insurrection; strike; slow down or labor disruptions (even if such difficulties could be resolved by conceding to the demands of a labor group); economic hardship or delay in the delivery of materials or equipment that is beyond the control of a Party claiming Force Majeure, and action or failure to take action by any governmental authority after the effective date of the Design-Build Agreement (including the adoption or change in any rule or regulation or environmental constraints lawfully imposed by such governmental authority), but only if such requirements, actions, or failures to act prevent or delay performance; and inability, despite due diligence, to obtain any licenses, permits, or approvals required by any governmental authority.

(bb)
If Fagen is delayed at any time in the commencement or progress of the work due to a delay in the delivery of, or unavailability of, essential materials or labor to the project as a result of a significant industry-wide economic fluctuation or disruption beyond the control of and without the fault of Fagen or its subcontractors which is experienced or expected to be experienced by certain markets providing essential materials, equipment or labor to the project during the performance of the work and such economic fluctuation or disruption adversely impacts the price, availability, and delivery timeframes of essential materials and equipment (such event an “Industry-Wide Disruption”), Fagen shall be entitled to an equitable extension of the Contract Time on a day-for-day basis equal to such delay and an equitable adjustment to the Contract Price. The Owner and Fagen shall undertake reasonable steps to mitigate the effect of such delays. Notwithstanding any other provision to the contrary, Fagen shall not be liable to the Owner for any expenses, losses or damages arising from a delay, or unavailability of, essential materials or labor to the project as a result of an Industry-Wide Disruption.

4.	Exclusivity, No Solicitation or Negotiations.

(a)
Neither Owner, nor its affiliates, shareholders, members or other equity owners, or their officers, representatives, agents or employees will solicit or negotiate, directly or indirectly, with any third party to obtain the services contemplated by this Letter of Intent.

(b)
During the term of this Letter of Intent the Owner agrees that Fagen will have the exclusive right to provide to Owner the services contemplated by the Letter of Intent. Developer and Owner will not disclose any information related to this Letter of Intent to a competitor or prospective competitor of Fagen.

Prairie Creek Ethanol, LLC
Letter of Intent
January 31, 2007
Page 10 of 14

(c)
Should Owner choose not to develop the project or to develop or pursue a relationship with a company other than Fagen to provide the preliminary engineering or design-build services for the project, then Owner will reimburse Fagen for all expenses Fagen has incurred in connection with the project based upon Fagen’s standard rate schedule plus all third party costs incurred from the date of this Letter of Intent. Such expenses include, but are not limited to, labor rates and reimbursable expenses such as legal charges for document review and preparation, travel expenses, reproduction costs, long distance phone costs, and postage.

(d)
In the event Fagen’s services are terminated by Owner, title to the technical data, which may include preliminary engineering drawings and layouts and proprietary process related information, will remain with Fagen and any copies thereof will be returned to Fagen.

(e)
Owner acknowledges that the technical data provided by Fagen under this Letter of Intent is preliminary and may not be suitable for construction. Owner agrees that any use of such technical data following termination of Fagen’s services will be at Owner’s sole risk.

5.
Confidentiality. Owner will hold in confidence and will use only for the purposes of completing the Transaction any and all confidential information disclosed to it except that Owner may disclose confidential information to its lenders, lenders’ agents, prospective investors, advisors and/or consultants as may be reasonably necessary to enable them to advise Owner on the Transaction, provided that any party to whom confidential information is disclosed is informed of the existence of this confidentiality obligation and agree to be obligated to keep such information confidential. The term “confidential information” will mean (i) any and all information concerning the Transaction, including that Fagen and Owner are negotiating the consummation of the Transaction, and (ii) all information which Owner, directly or indirectly, may acquire from Fagen, but confidential information will not include information falling into any of the following categories:

(a)	information that, at the time of disclosure hereunder, is in the public domain;

(b)	information that, after disclosure hereunder, enters the public domain other than by breach of this Agreement or the obligation of confidentiality;

(c)	information that, prior to disclosure hereunder, was already in the Owner’s possession, either without limitation on disclosure to others or subsequently becoming free of such limitation;

Prairie Creek Ethanol, LLC
Letter of Intent
January 31, 2007
Page 11 of 14

(d)	information obtained by the Owner from a third party having an independent right to disclose this information; and

(e)	information that is available through discovery by independent research without use of or access to the confidential information acquired from Fagen.

Owner’s obligation to maintain confidential information in confidence will be deemed performed if Owner observes with respect thereto the same safeguards and precautions which Owner observes with respect to its own confidential information of the same or similar kind. It will not be deemed to be a breach of the obligation to maintain confidential information in confidence if confidential information is disclosed upon the order of a court or other authorized governmental entity, or pursuant to other legal requirements. However, if Owner is required to file the Transaction Documents or a portion thereof with a governmental entity, it agrees that it will not do so without first informing Fagen of the requirement and seeking confidential treatment of the Transaction Documents prior to filing the documents or a portion thereof. Owner’s confidentiality obligations under this section shall survive the expiration or termination of this Letter of Intent and shall be a legally binding obligation of Owner for five (5) years following the later to occur of termination of this Letter of Intent or completion of the Plant contemplated by the Transaction Documents.

6.
Publicity. Neither Owner nor any of its affiliates, shareholders, subcontractors, or vendors or their officers, representatives, agents and employees will issue any press or publicity release or otherwise release, distribute, announce, or disseminate any information for publication concerning the Transaction, the existence of the negotiations among Fagen and Owner, the participation of Fagen in the Transaction, or any other matter affecting Fagen hereunder, without the prior written consent of Fagen, which consent may be withheld for any reason, except where such press or publicity release is required by order of a court or necessary or appropriate under the rules or regulations of any governmental agency.

The Parties will jointly agree on the timing and content of any public disclosure by Owner, including but not limited to, press releases, relating to Fagen’s involvement in Owner’s project, and no such disclosure will be made without Fagen’s consent and approval, except as may be required by applicable law.

7.
Disclaimer of Consequential Damages. In no event will either Fagen or Owner be liable to the other pursuant to this Letter of Intent, or for activities conducted under this Letter of Intent, under any theory of recovery for any indirect, special, incidental or consequential damages (including, without limitation, loss of revenues or profits, loss of use, cost of replacement, cost of capital and claims of customers, interest charges, or increased costs of nature whatsoever).

Prairie Creek Ethanol, LLC
Letter of Intent
January 31, 2007
Page 12 of 14

8.
Legal Effect. Although this Letter of Intent does not contain all matters upon which agreement must be reached in order for the Transaction to be consummated, Fagen and Owner wish to set forth, prior to the execution of the Transaction Documents, their mutual agreement as to the material terms and conditions of the Transaction. Each Party agrees to negotiate in good faith towards entering into the written, definitive and legally binding Transaction Documents containing, among other terms and conditions, those terms and conditions set forth in this Letter of Intent including, without limitation, those terms set forth in Paragraphs 2 and 3 hereof; provided, however, that except as specifically identified and set forth herein, nothing in this Agreement shall be read to promise, guarantee, or otherwise secure on Owner’s behalf any specific construction start date with respect to the Plant including but not limited to any pour concrete date, scheduling slots or dates for the delivery of design packages or to entitle Owner to any rights, privileges, or claims with respect thereto or any right, privilege, or claim to any place on Fagen’s construction schedule. Notwithstanding the foregoing, the provisions of this Paragraph and of Paragraphs 1, 4, 5, 6, 7, 10, 11, 13, 16, and 17 hereof are agreed to be legally binding obligations of the Parties upon the execution and acceptance of this Letter of Intent.

9.
Negotiation of Definitive Agreements. The Transaction Documents will contain reasonable terms and conditions regarding releases, payment obligations, cooperation as to tax planning and structuring, other financial matters, legal opinions, confidentiality, limitations of liability, assignment, breach, dispute resolution, events of default, remedies, representations, warranties, indemnifications and other provisions customary for similar transactions. Time is of the essence in the performance of this Letter of Intent in all respects.

10.
Termination. This Letter of Intent will terminate on December 31, 2007 unless the basic size and design of the Plant have been determined and mutually agreed upon, a specific site or sites have been determined and mutually agreed upon, and at least 10% of the necessary equity has been raised. This date may be extended upon mutual written agreement of the Parties. Furthermore, unless otherwise agreed to by the Parties, this Letter of Intent will terminate:

(a)	at the option of either Fagen or Owner if the Design-Build Agreement is not completed and executed by the Closing Date; or

(b)	upon the execution and delivery of the Transaction Documents.

11.
Governing Law. This Letter of Intent and Transaction are governed by, and will be construed and interpreted in accordance with the laws of the State of Minnesota, without regard to any conflicts of law or choice of law rules.

12.
Expenses. Except as set forth in Paragraph 4(c) above, unless otherwise agreed by Fagen and Owner, each Party will bear its own expenses in connection with the negotiation and execution of definitive documentation for the transactions contemplated herein.

Prairie Creek Ethanol, LLC
Letter of Intent
January 31, 2007
Page 13 of 14

13.
Indemnification. Each Party will indemnify, defend and hold harmless the other Party and its respective agents, servants, officers, directors, employees and affiliates from and against any loss, cost, liability, claim, damage, expense (including reasonable attorneys’ and consultants’ fees and disbursements), penalty or fine incurred in connection with any claim or cause of action arising from or in connection with this Letter of Intent to the extent caused by the negligence, misrepresentation, fraud, fault or misconduct of the indemnifying Party.

14.
Assignability; Binding Effect; Benefit. This Letter of Intent will inure to the benefit of and be binding upon the Parties and their respective successors and assigns. Nothing in this Letter of Intent, either expressed or implied, is intended to confer on any person other than the Parties and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Letter of Intent. Neither Fagen nor Owner shall, without the written consent of the other, assign or transfer this Letter of Intent. Any sale, transfer, or disposition by Owner of over fifty percent (50%) of its assets or any sale, transfer, or disposition of more than fifty percent (50%) of Owner to any single entity by one or more entities holding interest in Owner shall be deemed an assignment subject to this paragraph. Notwithstanding any consent granted by Fagen to any assignment, Owner shall remain jointly liable for any failure of any assignee to fulfill its obligations under this Letter of Intent, including but not limited to any payment and confidentiality obligations established hereunder.

15.
Further Action. Each Party agrees to execute and deliver all further instruments, legal opinions and documents, and take all further action not inconsistent with the provisions of this Letter of Intent that may be reasonably necessary to complete performance of the Parties’ obligations hereunder and to effectuate the purposes and intent of this Letter of Intent.

16.	Amendments. The Parties agree that this Letter of Intent may be modified only by written agreement by the Parties.

17.
Integration; Letter of Intent. This Letter of Intent represents the entire understanding between the Parties in relation to the subject matter hereof, and supersedes any and all previous agreements, arrangements or discussions between the Parties (whether written or oral) in respect of the subject matter hereof. No change, amendment or modification of this Letter of Intent will be valid or binding upon the Parties unless such change, amendment or modification will be in writing and duly executed by both Parties.

18.
No Representation, Warranties  or Covenants. Notwithstanding anything contained herein to the contrary, Fagen is not making any representation, warranty or covenant of any kind with respect to any design, engineering or construction scheduling, or with respect to projections, estimates or budgets heretofore delivered to or made available to Owner of future revenues, expenses or expenditures, future results of operations (or any component thereof) or the future business and operations of the Owner, nor any other commitments or assurances except as may be provided in the Transaction Documents.

Prairie Creek Ethanol, LLC
Letter of Intent
January 31, 2007
Page 14 of 14

19.
Counterparts. This Letter of Intent may be executed in one or more counterpart, each of which when so executed and delivered will be deemed an original, but all of which taken together constitute one and the same instrument. Signatures which have been affixed and transmitted by facsimile or other electronic means will be binding to the same extent as an original signature, although the Parties contemplate that a fully executed counterpart with original signatures will be delivered to each Party.

20.
Owner will market its ethanol through US BioEnergy Corporation (“USBio”) for a period of two (2) years from the date of Final Completion, provided that such obligation is contingent on Owner obtaining competitive (though not necessarily superior) rates and services from USBio.

If the foregoing terms accurately reflect your understanding of our discussions and are acceptable to you, please sign and return the enclosed counterpart of this Letter of Intent to the attention of Becky Dahl at Fagen.

Yours sincerely,

Fagen, Inc.

:	/s/ Roland Fagen
By: Roland “Ron” Fagen Title: President and CEO

Accepted and agreed to this 1
day of February, 2007.

Prairie Creek Ethanol, LLC

/s/ Clay Hansen
By: Clay Hansen Title: President